As filed with the Securities and Exchange Commission on May 2, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the Securities Act of 1933

Cbeyond, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4813	59-3636526
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

320 Interstate North Parkway, Suite 300

Atlanta, Georgia 30339

(678) 424-2400

(Address of registrant’s principal executive offices)

2005 Equity Incentive Award Plan

of Cbeyond, Inc.

(Full title of Plan)

Copy to:	Copy to:

James F. Geiger Chairman, President and Chief Executive Officer Cbeyond, Inc. 320 Interstate North Parkway, Suite 300 Atlanta, Georgia 30339 (678) 424-2400	Christopher L. Kaufman, Esq. Joel H. Trotter, Esq. Latham & Watkins LLP 555 Eleventh Street, N.W. Washington, D.C. 20004 (202) 637-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Common Stock, $0.01 par value	851,505 shares(2)	$34.55(3)	$29,419,497	$903.18

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under the 2005 Equity Incentive Award Plan (the “2005 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration, which results in an increase in the number of outstanding shares of the registrant’s common stock.

(2)	Represents 851,505 shares of common stock available for future grants under the 2005 Equity Incentive Plan. This amount represents the shares by which the 2005 Plan automatically increased on January 1, 2006 pursuant to the evergreen provision therein. The total amount of shares underlying options issuable under the 2005 Plan is 12,886,598.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) for the 851,505 shares registered hereunder (based on the closing price for our common stock reported by the Nasdaq Global Market on May 1, 2007).

(4)	In connection with the filing of the Registration Statement on Form S-1 (No. 333-137445) of Cbeyond, Inc., $11,881.02 was remitted on September 19, 2006 to cover the filing fee, leaving a balance of $3,118.99 after full payment of the filing fee for the securities sold under the Registration Statement. Thus, the filing fee of $903.18 for this Registration Statement is offset against the balance of $3,118.99 remaining after the filing fee for the Registration Statement on Form S-1 was paid in full.

Registration of Additional Securities

The registrant filed with the Securities and Exchange Commission (the “Commission”) the following Registration Statement on Form S-8 relating to shares of the registrant’s common stock, par value $0.01 per share (the “Common Stock”), to be offered and sold under the 2005 Equity Incentive Plan, or the 2005 Plan, and, pursuant to Instruction E of Form S-8, the contents of such prior Registration Statement on Form S-8 filed November 8, 2005 (File No. 333-129556) are incorporated by reference in this Registration Statement. The registrant is hereby registering an additional 851,505 shares issuable under the 2005 Plan, none of which have been issued as of the date of this Registration Statement.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission by us are incorporated as of their respective dates in this Registration Statement by reference:

A.	Our Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 16, 2007 including all material incorporated by reference therein.

B.	The description of our common stock contained in our Registration Statement on Form 8-A (No. 000-51588) as filed with the Commission on October 27, 2005 including all material incorporated by reference therein and all amendments thereto.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities

Not required to be filed with this registration.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our amended and restated bylaws provide for indemnification of the officers and directors to the fullest extent permitted by applicable law.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit	Description

5.1	Opinion of Latham & Watkins LLP (filed herewith)

10.1	2005 Equity Incentive Award Plan of Cbeyond, Inc. (filed as Exhibit 10.10 to Amendment No. 8 to our Registration Statement on Form S-1 (No. 333-124971) and incorporated herein by reference)

10.4	Form of Stock Option Grant Notice and Stock Option Agreement under the 2005 Equity Incentive Award Plan of Cbeyond, Inc. (filed as Exhibit 10.18 to Amendment No. 4 to our Registration Statement on Form S-1 (No. 333-124971) and incorporated herein by reference)

10.5	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the 2005 Equity Incentive Award Plan of Cbeyond, Inc. (filed herewith)

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith)

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 2nd day of May, 2007.

CBEYOND, INC.

By:	/s/ James F. Geiger
James F. Geiger
Chairman, President, and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints James F. Geiger and J. Robert Fugate, and each of them, with full power to act without the other, as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James F. Geiger James F. Geiger	Chairman, President and Chief Executive Officer	May 2, 2007

/s/ J. Robert Fugate J. Robert Fugate	Executive Vice President and Chief Financial Officer	May 2, 2007

/s/ Henry C. Lyon Henry C. Lyon	Chief Accounting Officer	May 2, 2007

/s/ John Chapple John Chapple	Director	May 2, 2007

/s/ Douglas C. Grissom Douglas C. Grissom	Director	May 2, 2007

/s/ D. Scott Luttrell D. Scott Luttrell	Director	May 2, 2007

/s/ James N. Perry, Jr. James N. Perry, Jr.	Director	May 2, 2007

/s/ David A. Rogan David A. Rogan	Director	May 2, 2007

/s/ Robert Rothman Robert Rothman	Director	May 2, 2007

EXHIBIT INDEX

Exhibit	Description

5.1	Opinion of Latham & Watkins LLP (filed herewith)

10.1	2005 Equity Incentive Award Plan of Cbeyond, Inc. (filed as Exhibit 10.10 to Amendment No. 8 to our Registration Statement on Form S-1 (No. 333-124971) and incorporated herein by reference)

10.4	Form of Stock Option Grant Notice and Stock Option Agreement under the 2005 Equity Incentive Award Plan of Cbeyond, Inc. (filed as Exhibit 10.18 to Amendment No. 4 to our Registration Statement on Form S-1 (No. 333-124971) and incorporated herein by reference)

10.5	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the 2005 Equity Incentive Award Plan of Cbeyond, Inc. (filed herewith)

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith)

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)